Exhibit 99.1

DOLLAR TREE REPORTS FIRST-QUARTER SALES OF $975.0 MILLION
COMPARABLE-STORE SALES INCREASE OF 5.8%

CHESAPEAKE, Va. - May 10, 2007 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal first quarter of 2007 were $975.0 million, a 13.8% increase compared to $856.5 million in last year’s fiscal first quarter. Comparable-store sales for the quarter increased 5.8%.

“Although challenged by an earlier Easter selling season, our comparable-store sales momentum continued to build in the first quarter,” President and CEO Bob Sasser said. “The 5.8% comparable-store sales increase was on top of a 4.0% increase in comp-store sales for the same period last year. Sales gains were driven by improved in-stock on basic products and strong seasonal sales, particularly for Valentine’s Day and Easter.”

The Company will provide more detailed information about its first quarter 2007 operating results and provide guidance for the second quarter and the balance of fiscal 2007 during its upcoming earnings conference call scheduled for Wednesday, May 30, 2007, 9:00 a.m. EDT. The telephone number for the call is 888-202-2422. A recorded version of the call will be available until midnight Friday, June 8, and may be accessed by dialing 888-203-1112 and the access code is 5260884. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, June 8.

Dollar Tree operated 3,280 stores in 48 states as of May 5, 2007, compared to a total of 3,119 stores in 48 states a year ago. During the first fiscal quarter of 2007, the Company opened 75 stores, closed 14 stores and expanded or relocated 27 stores. The Company’s retail selling square footage totaled approximately 27.0 million at May 5, 2007, an 8.0% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release may contain "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 4, 2007. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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